Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Viking Holdings Ltd

(Exact Name of Registrant as Specified in its Memorandum of Association)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.01 per share	457(c)	34,500,000(1)	$33.56(2)	$1,157,820,000.00(2)	0.00014760	$170,894.24
Total Offering Amounts						$1,157,820,000.00		$170,894.24
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$170,894.24

(1)   Includes 4,500,000 ordinary shares, par value $0.01 per share, of Viking Holdings Ltd that the underwriters have the option to purchase from the selling shareholders.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s ordinary shares as reported on the New York Stock Exchange on August 30, 2024.